

<ARTICLE>                     5
<CIK>                         0000091693
<NAME>                        COINMACH CORPORATION
<MULTIPLIER>                                   1000
<CURRENCY>                                     U.S. DOLLARS

<PERIOD-TYPE>                   6-MOS                         3-MOS
<FISCAL-YEAR-END>                              MAR-31-2000          MAR-31-2000
<PERIOD-START>                                 APR-01-1999          JUL-01-1999
<PERIOD-END>                                   SEP-30-1999          SEP-30-1999
<EXCHANGE-RATE>                                1                    1
<CASH>                                         25893                0
<SECURITIES>                                   0                    0
<RECEIVABLES>                                  9231                 0
<ALLOWANCES>                                   0                    0
<INVENTORY>                                    18375                0
<CURRENT-ASSETS>                               0                    0
<PP&E>                                         381297               0
<DEPRECIATION>                                 (150956)             0
<TOTAL-ASSETS>                                 891182 <F1>          0
<CURRENT-LIABILITIES>                          0                    0
<BONDS>                                        689630 <F2>          0
<PREFERRED-MANDATORY>                          0                    0
<PREFERRED>                                    0                    0
<COMMON>                                       41391                0
<OTHER-SE>                                     (62613)              0
<TOTAL-LIABILITY-AND-EQUITY>                   891182 <F3>          0
<SALES>                                        0                    0
<TOTAL-REVENUES>                               263598               130060
<CGS>                                          0                    0
<TOTAL-COSTS>                                  173493               86282
<OTHER-EXPENSES>                               64954 <F4>           32828
<LOSS-PROVISION>                               0                    0
<INTEREST-EXPENSE>                             33542                16825
<INCOME-PRETAX>                                (8391)               (5875)
<INCOME-TAX>                                   (1275) <F5>          (1122)
<INCOME-CONTINUING>                            (7116)               (4753)
<DISCONTINUED>                                 0                    0
<EXTRAORDINARY>                                0                    0
<CHANGES>                                      0                    0
<NET-INCOME>                                   (7116) <F6>          (4753)
<EPS-BASIC>                                  0                    0
<EPS-DILUTED>                                  0                    0

<F1> TOTAL ASSETS:  Includes  Advance  Location  Payments of $79,423,  Contract
     Rights of $399,275 and Goodwill of $105,192, each net of accumulated amortization at September 30, 1999.

<F2> BONDS:   Includes  $296,655  of  11-3/4  senior  notes,  as  well  as  debt outstanding under a credit facility of $380,564 at September 30, 1999.

<F3> TOTAL  LIABILITIES:  Includes  Accrued  Commissions  of $28,624 and Accrued
     Interest of $16,424 at September 30, 1999.

<F4> OTHER EXPENSES:  Other Expenses include stock based compensation charges of
     $168 and $315 for the quarter and six months ended September 30, 1999.

<F5> INCOME TAX: The provision  (benefit) for income taxes  consists of $872 and
     $2,011 currently payable and ($1,994) and ($3,286) deferred, for the quarter and six months ended September 30, 1999.

<F6> NET INCOME:  In  addition,  EBITDA of $86,032  (earnings  before  interest, income taxes, depreciation and amortization) before the deduction for the stock-based compensation charge was generated for the three months ended September 30, 1999. EBITDA is a meaningful measure of a company's ability to service debt.
